Exhibit 11

April 25, 2023

To whom it may concern:

Wegner CPAs hereby grants Shared Capital Cooperative permission to use our 2022 audit report for its regulation A offering and any associated reports connected with that offering.

Sincerely,

Brian Dahlk,

CPA Senior Manager